EXHIBIT 10.1.2

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

BY AND BETWEEN

TESSCO TECHNOLOGIES INCORPORATED AND ROBERT B. BARNHILL, JR.

TESSCO TECHNOLOGIES INCORPORATED (the “Company”) and ROBERT B. BARNHILL, JR. (“Executive”) wish to amend the Employment Agreement dated August 31, 2006 (the “Existing Agreement”) in order to comply with the final Regulations issued under Internal Revenue Code section 409A. Capitalized terms defined in the Existing Agreement and used in this Amendment No. 1 without further definition have the meanings ascribed to them in the Existing Agreement.

Accordingly, the Existing Agreement is amended as follows, effective as of the Effective Date:

1.                                       Section 1(k) of the Existing Agreement (defining the term “Termination Date”) is amended by adding the following sentence to the end of that Section:

For purposes of this Agreement, Executive’s “employment terminates” on the date that Executive has a Separation from Service. For purposes of this Agreement, a “Separation from Service” means an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty six (36) month period (or the full period during which Executive performed services for the Company, if that is less than thirty six (36) months).

2.                                       Section 5(h) of the Existing Agreement (Expense Reimbursement) is amended by adding the following sentence to the end of that Section:

Any reimbursement of fees and expenses under this subsection (h) shall be made on or before the last day of the year following the year in which the expense is incurred. The amount of fees and expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year. The right to reimbursement under this Section is not subject to liquidation or exchange for another benefit.

3.                                       Section 7 of the Existing Agreement (Termination) is amended by replacing the phrase “which amounts shall be paid on the dates such amounts would otherwise have been paid but for the termination” and the phrase “which shall be paid in regular installments on the dates such amounts would otherwise have been paid but for the termination,” each time the respective phrase appears, with the following: “which amounts shall be paid on the dates such amounts would otherwise have been paid (in accordance with the usual payroll practices of the Company in effect on the day before the Separation from Service) but for the termination.”

4.                                       Section 7 of the Existing Agreement (Termination) is amended by replacing the phrase “within one (1) month after the Termination Date” each time it appears with the following: “one (1) month after the Termination Date.”

5.                                       Section 7(b)(5) of the Existing Agreement (relating to amounts payable upon an involuntary termination or termination for Good Reason) is replaced in its entirety with the following:

(5)           Subject to section 7(b)(8), continue providing all Benefits (or equivalent benefits) for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended);

6.                                       A new Section 7(b)(8) is added to read in its entirety as follows:

(8)           All reimbursements and in-kind benefits that may be provided under section 7(b)(5) or section 7(b)(6) shall be provided commencing on the Termination Date and ending three (3) years thereafter. The amount of expenses eligible for reimbursement under this Agreement, or in-kind benefits provided under this Agreement, during a year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year. The reimbursement of an eligible expense shall be made on or before the last day of the year following the year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In addition, any Life Insurance Payments under this Agreement for a particular year shall be paid by the date required to meet the exemption from Code section 409A for “short-term deferrals” under Treasury Regulation §1.409A-1(b)(4).

7.                                       Section 7(d)(4) of the Existing Agreement is replaced in its entirety with the following:

(4)           Subject to section 7(d)(7), continue providing all Benefits (or equivalent benefits) for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended);

8.                                       A new Section 7(d)(7) is added to read in its entirety as follows:

(7)           All reimbursements and in-kind benefits that may be provided under section 7(d)(4) or section 7(d)(5) shall be provided commencing on the Termination Date and ending three years thereafter. The amount of expenses eligible for reimbursement under this Agreement, or in-kind benefits provided under this Agreement, during a year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year. The reimbursement of an eligible expense shall be made on or before the last day of the year following the year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In addition, any Life Insurance Payments under this Agreement for a particular year shall be paid by the date required to meet the exemption from Code section 409A for “short-term deferrals” under Treasury Regulation §1.409A-1(b)(4).

9.                                       Section 7(g) of the Existing Agreement is amended by adding the following to the end of that Section:

For purposes of this section 7(g) only, a “Change in Control” means a change in the ownership or effective control of the Company, a change in the ownership of a substantial portion of the assets of the Company, or any other change or event that constitutes a “change in control event” within the meaning of Section 409A of the Code or the Regulations thereunder.

10.                                 Section 8 of the Existing Agreement is amended by adding a new subsection (d) to read in its entirety as follows:

(d)           Notwithstanding anything to the contrary in this section 8, any excise tax reimbursement gross-up payment shall be made not later than the end of the year next following the year in which Executive remits the related taxes. In addition, with respect to the reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, payment shall be made by the end of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority or, where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

11.                                 Section 10(k) of the Existing Agreement is amended by adding the following to the end thereof:

Notwithstanding the foregoing, any reimbursement of fees and expenses described in this subsection shall be made on or before the last day of the year following the year in which the fee or expense is incurred. The amount of fees and expenses eligible for reimbursement during a year shall not affect the fees and expenses eligible for reimbursement in any other year. The right to reimbursement under this subsection is not subject to liquidation or exchange for another benefit.

12.                                 Except as modified by this Amendment No. 1, the provisions of the Existing Agreement are hereby ratified and affirmed.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 under seal as of the Effective Date.

WITNESS/ATTEST:	TESSCO TECHNOLOGIES INCORPORATED

	By:	/s/ David Young	(SEAL)
David Young
Senior Vice President and
Chief Financial Officer

EXECUTIVE

	/s/ Robert B. Barnhill, Jr.		(SEAL)
Robert B. Barnhill, Jr.